JETBLUE ANNOUNCES THIRD QUARTER RESULTS

NEW YORK (October 25, 2016) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2016:

•	Operating income of $354 million in the third quarter, an increase of 1% over the third quarter of 2015.

•	Pre-tax income of $330 million in the third quarter, an increase of 2.6% over the third quarter of 2015.

•	Net income of $199 million, or $0.58 per diluted share. This compares to JetBlue’s third quarter 2015 net income of $198 million, or $0.58 per diluted share.

Financial Performance

JetBlue reported third quarter operating revenues of $1.7 billion. Revenue passenger miles for the third quarter increased 7.6% to 11.9 billion on a capacity increase of 6.3%, resulting in a third quarter load factor of 86.3%, a 1 point increase year over year.

Yield per passenger mile in the third quarter was 13.20 cents, down 5.9% compared to the third quarter of 2015. Passenger revenue per available seat mile (PRASM) for the third quarter 2016 decreased 4.7% year over year to 11.39 cents and operating revenue per available seat mile (RASM) decreased 3.5% year over year to 12.55 cents.

Compared with last year, operating expenses for the quarter increased 3%, or $42 million. Interest expense for the quarter declined 10.2%, or $4 million, as JetBlue continued to reduce its debt. JetBlue’s operating expense per available seat mile (CASM) for the third quarter decreased 3% year over year to 9.99 cents. Excluding fuel and profit sharing, third quarter CASM1 increased 3.1% to 7.53 cents.

“I would like to thank our nearly 20,000 crewmembers for going above and beyond expectations this quarter once again. They are truly JetBlue’s greatest asset and what makes our unique model so successful. I am particularly pleased with how they handled Hurricane Matthew and helped our Customers travel safely to their destination as fast as possible” said Robin Hayes, JetBlue’s President and CEO.

Fuel Expense and Hedging

In the third quarter JetBlue had hedges in place for approximately 24% of its fuel consumption. The realized fuel price in the quarter was $1.48 per gallon, a 20% decrease versus third quarter 2015 realized fuel price of $1.85.

JetBlue has hedged approximately 25% of its fourth quarter 2016 projected fuel consumption using jet fuel swaps. Based on the fuel curve as of October 14th, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $1.63 in the fourth quarter.

Liquidity and Cash Flow

JetBlue ended the quarter with $1.5 billion in unrestricted cash and short term investments, or about 22% of trailing twelve month revenue. In addition, JetBlue maintains approximately $600 million in undrawn lines of credit.

During the third quarter, JetBlue repaid $61 million in regularly scheduled debt and capital lease obligations. JetBlue anticipates paying approximately $306 million in regularly scheduled debt and capital lease obligations and plans to buy out the leases on at least four A320 aircraft during the fourth quarter.

“I am honored to have been part of the JetBlue family for over 10 years and proud to have worked alongside our crewmembers who are among the best I’ve seen during my years in the airline industry. JetBlue is financially strong, its leadership bench deep and its future bright” said Mark Powers, JetBlue’s Chief Financial Officer.

Fourth Quarter and Full Year Outlook

For the fourth quarter of 2016, year over year CASM excluding fuel and profit sharing is expected to grow between 4.5% and 6.5%, including a negative impact from hurricane Matthew of approximately half a point. For the full year 2016, JetBlue expects year over year CASM excluding fuel and profit sharing to grow between 0.0% and 1.5%, consistent with prior guidance.

In the fourth quarter 2016, capacity is expected to increase between 3.0% and 5.0%, including a negative impact from hurricane Matthew of approximately half a point. For the full year 2016, JetBlue expects capacity to increase between 8.5% and 9.0%.

JetBlue will conduct a conference call to discuss its quarterly earnings today, October 25, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale - Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 35 million customers a year to 97 cities in the U.S., Caribbean, and Latin America with an average of 925 daily flights. For more information please visit JetBlue.com.

Notes

(1)
Consolidated operating cost per available seat mile, excluding fuel, profit sharing and related taxes (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use to measure our core performance.  Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; acts of war or terrorist attacks; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; the spread of infectious diseases; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.
Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include, in addition to others not described in this press release, those described in Item 1A of our 2015 Form 10-K under "Risks Related to JetBlue" and "Risks Associated with the Airline Industry". In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2016	2015	Change		2016	2015	Change
OPERATING REVENUES
Passenger	$1,571	$1,551	1.3		$4,536	$4,455	1.8
Other	161	136	17.9		455	367	24.0
Total operating revenues	1,732	1,687	2.6		4,991	4,822	3.5

OPERATING EXPENSES
Aircraft fuel and related taxes	293	342	(14.4)		782	1,048	(25.4)
Salaries, wages and benefits	421	389	8.0		1,270	1,139	11.5
Landing fees and other rents	98	91	8.2		276	264	4.5
Depreciation and amortization	102	84	21.0		289	252	14.4
Aircraft rent	28	30	(8.5)		84	92	(9.3)
Sales and marketing	60	69	(12.1)		197	199	(0.9)
Maintenance materials and repairs	153	132	15.9		427	371	15.1
Other operating expenses	223	199	11.7		650	571	14.0
Total operating expenses	1,378	1,336	3.0		3,975	3,936	1.0

OPERATING INCOME	354	351	1.0		1,016	886	14.7

Operating margin	20.5%	20.8%	(0.3)	pts.	20.4%	18.4%	2.0	pts.

OTHER INCOME (EXPENSE)
Interest expense	(28)	(32)	(10.2)		(85)	(98)	(12.8)
Capitalized interest	2	2	6.2		6	6	(6.4)
Interest income and other	2	1	387.5		5	—	(1,370.3)
Total other income (expense)	(24)	(29)	(16.6)		(74)	(92)	(19.0)

INCOME BEFORE INCOME TAXES	330	322	2.6		942	794	18.6

Pre-tax margin	19.1%	19.1%	—	pts.	18.9%	16.5%	2.4	pts.

Income tax expense	131	124	6.1		363	307	18.4

NET INCOME	$199	$198	0.4		$579	$487	18.8

EARNINGS PER COMMON SHARE:
Basic	$0.61	$0.63			$1.79	$1.55
Diluted	$0.58	$0.58			$1.70	$1.42

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	323.7	313.8			322.8	313.6
Diluted	343.1	343.5			342.4	345.8

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2016	2015	Change		2016	2015	Change

Revenue passengers (thousands)	9,953	9,237	7.7		28,731	26,190	9.7
Revenue passenger miles (millions)	11,905	11,063	7.6		34,434	31,157	10.5
Available seat miles (ASMs) (millions)	13,796	12,976	6.3		40,421	36,632	10.3
Load factor	86.3%	85.3%	1.0	pts.	85.2%	85.1%	0.1	pts.
Aircraft utilization (hours per day)	12.2	12.2	—		12.2	12.0	1.7

Average fare	$157.87	$167.96	(6.0)		$157.88	$170.12	(7.2)
Yield per passenger mile (cents)	13.20	14.02	(5.9)		13.17	14.30	(7.9)
Passenger revenue per ASM (cents)	11.39	11.96	(4.7)		11.22	12.16	(7.7)
Revenue per ASM (cents)	12.55	13.01	(3.5)		12.35	13.16	(6.2)
Operating expense per ASM (cents)	9.99	10.30	(3.0)		9.83	10.75	(8.5)
Operating expense per ASM, excluding fuel and related taxes (cents)	7.86	7.67	2.5		7.89	7.88	0.2
Operating expense per ASM, excluding fuel and profit sharing and related taxes (cents) (1)	7.53	7.31	3.1		7.55	7.59	(0.4)

Departures	86,801	82,989	4.6		253,325	236,370	7.2
Average stage length (miles)	1,091	1,094	(0.3)		1,099	1,092	0.6
Average number of operating aircraft during period	219.6	209.0	5.1		217.8	206.3	5.6
Average fuel cost per gallon, including fuel taxes	$1.48	$1.85	(20.0)		$1.37	$2.01	(32.0)
Fuel gallons consumed (millions)	198	185	7.0		573	522	9.8
Average number of full-time equivalent crewmembers					15,521	14,418	7.7

(1) Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel, profit sharing and related taxes, at the end of our Earnings Release for more information on this non-GAAP measure.

JETBLUE AIRWAYS CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	September 30,	December 31,
	2016	2015

Cash and cash equivalents	$873	$318
Total investment securities	636	607
Total assets	9,579	8,644
Total debt	1,689	1,827
Stockholders' equity	3,846	3,210

SOURCE: JetBlue Airways Corporation

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The table below shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Consolidated operating cost per available seat mile, excluding fuel, profit sharing and related taxes (“CASM Ex-Fuel and Profit Sharing”). CASM is a common metric used in the airline industry. We exclude aircraft fuel, profit sharing and related taxes from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe CASM Ex-Fuel and Profit Sharing provides investors the ability to measure financial performance excluding items beyond our control such as (i) fuel costs, which are subject to many economic and political factors beyond our control and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL, PROFIT SHARING AND RELATED TAXES

(in millions, per ASM data in cents)

(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2016		2015		2016		2015
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,378	$9.99	$1,336	$10.30	$3,975	$9.83	$3,936	$10.75
Less: Aircraft fuel and related taxes	293	2.13	342	2.63	782	1.94	1,048	2.87
Operating expenses, excluding fuel and related taxes	1,085	7.86	994	7.67	3,193	7.89	2,888	7.88
Less: Profit sharing and related taxes	46	0.33	47	0.36	137	0.34	107	0.29
Operating expense, excluding fuel, profit sharing and related taxes	$1,039	$7.53	$947	$7.31	$3,056	$7.55	$2,781	$7.59

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com